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                                  EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders
  Molichem Medicines, Inc.:
Chapel Hill, North Carolina

We consent to the use in this Post-effective Amendment No. 1 to Registration Statement No. 333-64430 of Molichem Medicines, Inc. on Form SB-2 of our report dated March 26, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's status as a development stage entity), appearing in the Prospectus, which is part of this Registration Statement, and references to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
April 5, 2002